Exhibit 99.1

Contact:  Christopher T. Grubb

Chief Financial Officer

Greenhill & Co., Inc.

(212) 389-1800

For Immediate Release

Greenhill Expands Capital Advisory Capabilities

through Acquisition of Cogent Partners

All Eight Cogent Managing Directors to Join Greenhill

New York, February 10, 2015 — Greenhill & Co., Inc. (NYSE: GHL), a leading independent investment bank, announced today that it has signed a definitive agreement to acquire Cogent Partners, LP (“Cogent”), the leading global financial advisor to pension funds, endowments and other institutional investors on the secondary market for alternative assets. Cogent advises such institutions on sales of interests in private equity and similar funds, as well as providing restructuring, financing, valuation and related advisory services. Cogent has advised on transactions involving thousands of limited partnership interests since its founding in 2002, and had revenues of approximately $45.8 million (unaudited) in 2014. The acquisition advances Greenhill’s ambition to create the leading independent global financial advisory firm, with capabilities to advise clients on mergers, acquisitions, restructurings, financing and capital raising across industry sectors and in all regions. Following completion of the transaction, the combined firm’s advisory activities for institutional investors in relation to the secondary market for alternative assets will operate under the name Greenhill Cogent.

Cogent has its principal office in Dallas, with additional locations in London, New York, San Francisco and Singapore. All eight of Cogent’s Managing Directors will become Greenhill Managing Directors, and 38 employees in total (including the Managing Directors) will join Greenhill at closing.

Greenhill and Cogent are highly complementary businesses and were founded on similar business models. Both are focused on delivering independent advice, free of conflicts, and on developing long-term and trusted relationships with clients. Cogent is particularly complementary with Greenhill’s Capital Advisory group, which has four Managing Directors and focuses on raising primary capital from pension funds, endowments and other institutional investors for alternative asset managers focused on real estate and related areas. Following completion of the combination, the Cogent team is expected to benefit from access to Greenhill’s institutional investor relationships in the real estate sector, its relationships with banks and other financial institutions that own private equity investments, and its strong presence in the important Australian market.

Terms of Transaction

Under the terms of the acquisition agreement, Greenhill will acquire 100% ownership of Cogent in exchange for total consideration of up to $97.6 million, with approximately 30% of such amount payable in the future upon the achievement of agreed revenue targets. Approximately $44.0 million of the amount initially payable will be paid by Greenhill in cash funded by bank borrowings, with the remainder of such amount to be paid by issuance of 779,460 shares of Greenhill common stock. Equity holders of Cogent who are members of Cogent’s senior team, all of whom are joining Greenhill, will in aggregate receive 72.7% of their consideration in Greenhill stock and 27.3% in cash (in order to fund their tax obligations). Cogent’s outside investors will receive all cash consideration. Consistent with its normal personnel recruiting policies, and in order to provide long term incentives for retention and continued strong performance, Greenhill will also grant restricted stock units and other deferred compensation, which will vest over time, to a number of Cogent equity holders and other employees.

The transaction is subject to receipt by Greenhill of applicable regulatory approvals and other customary conditions, and is expected to close around the end of the first quarter.

Comments by Greenhill and Cogent Management

Robert F. Greenhill, Chairman of Greenhill said, “We have long been committed to growing our business by attracting senior investment banking talent that expands our geographic reach, industry sector coverage and range of advisory services. We have consistently said that most of our recruiting would be of talented individual bankers or small teams, but that we would consider an acquisition where it would bring us significant capabilities that we could not replicate with individual recruiting. The acquisition of Cogent is an opportunity to become a market leader in a distinct and important segment of advice that we believe has significant growth potential, to further diversify our sources of revenue, and to deepen our relationships with a broad range of important institutions globally.”

Scott L. Bok, Chief Executive Officer of Greenhill, said, “In addition to providing significant strategic benefits, we expect this transaction to provide substantial revenue and earnings accretion from the start. We expect modest cost synergies from combining locations and administrative functions and believe there is potential for significant revenue synergies from the combination, but neither of those is necessary to achieve substantial accretion. The transaction valuation is at a multiple of historic revenue well below Greenhill’s trading multiple. From a cost perspective, Cogent has achieved even stronger pre-tax profit margins than Greenhill, with a slightly lower compensation ratio in recent years as well as lower non-compensation costs, which implies that the earnings accretion should be even greater than the revenue accretion. We are financing the transaction with an attractive mix of cash (primarily for Cogent’s outside investors) and stock (for members of the Cogent management team). The cash generation capacity of our combined businesses is such that we expect to pay down debt relatively quickly while still maintaining our strong dividend. Going forward, the transaction structure has been designed to align the interests of the new team with our shareholders. The Managing Directors and other senior team members of Cogent will become holders of significant Greenhill stock and/or restricted stock units, consistent with our key personnel around the world. And the earn-out structure, as well as the stock and restricted stock unit ownership, creates meaningful financial incentives for continued strong performance going forward.”

Stephen Sloan, Managing Partner of Cogent, said, “We are pleased to join the Greenhill team, having built a substantial market-leading, global business in an important and growing sector. Our institutional investor clients value independent advice from a global firm with deep experience, just as Greenhill’s M&A, restructuring and other clients do. And we believe there are significant opportunities to leverage our business with Greenhill’s highly successful real estate-focused capital raising business. Our firm shares all the key cultural attributes of the Greenhill business globally. These include high integrity, a focus on clients rather than principal activities, a global perspective and a strong focus on cost discipline and profitability. We look forward to continuing to build our business as part of the Greenhill team.”

Cogent Managing Directors Joining Greenhill

•	Chris Bonfield has been with Cogent over 7 years and is based Dallas. He was previously with Bank of America.

•	Bernhard Engelien has been with Cogent over 9 years and is based in London. He was previously with McKinsey and Goldman Sachs.

•	Brenlen Jinkens has been with Cogent over 11 years and is based in London. He was previously at Lehman Brothers and McKinsey.

•	Todd Miller has been with Cogent over 10 years and is based in Dallas. He was previously with Credit Suisse and Donaldson, Lufkin & Jenrette.

•	Brian Mooney has been with Cogent over 13 years and is based in Dallas. He was previously with Crossroads Group.

•	Bill Murphy has been with Cogent over 11 years and is based in New York. He was previously with Salomon Smith Barney.

•	Stephen Sloan has been with Cogent over 13 years and is based in Dallas. He was previously with Goldman Sachs.

•	Dominik Woessner has been with Cogent over 8 years and is based in Singapore. He was previously with Greenpark Capital and KPMG.

About Greenhill

Greenhill & Co., Inc. is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, São Paulo, Stockholm, Sydney, Tokyo, Toronto, Chicago, Houston, Los Angeles, Melbourne and San Francisco.

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Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” “continue” or “opportunity”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us and Cogent, may include projections of our and Cogent’s future financial performance, based on growth strategies and anticipated trends in our respective business. These statements are only predictions based on our current expectations and projections about future events, including the success of the acquisition. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2013. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

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